Exhibit 10.2

FIRST AMENDMENT TO THE
THIRD AMENDED AND RESTATED
EXPENSE SUPPORT AGREEMENT

This First Amendment to that certain Third Amended and Restated Expense Support Agreement (this “Amendment”) is made this 20th day of January, 2016, by and between RREEF Property Trust Inc., a Maryland corporation (the “Company”), and RREEF America L.L.C., a Delaware limited liability company (the “Advisor,” and together with the Company, the “Parties”) and amends that certain Third Amended and Restated Expense Support Agreement by and between the Parties, dated December 16, 2014. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Amended and Restated Advisory Agreement, dated as of January 20, 2016 (the “Advisory Agreement”), by and among the Company, Advisor, and RREEF Property Operating Partnership, LP, the Company’s operating partnership (the “Operating Partnership”).

BACKGROUND

WHEREAS, the Company invests in a diversified portfolio of high qualify, income-producing real estate properties and other real estate-related assets, primarily with the proceeds from its continuous public and private offerings of shares of its common stock;

WHEREAS, the Company, the Advisor and the Operating Partnership have entered into the Advisory Agreement, which, among other things, provides for the reimbursement by the Company to the Advisor for Organizational and Offering Expenses and other expenses incurred by the Advisor on behalf of the Company and the Operating Partnership;

WHEREAS, the Company and the Advisor previously entered into that certain Expense Support Agreement, dated May 29, 2013 (the “Original Agreement”), pursuant to which the Advisor may pay a portion of the Company’s Total Operating Expenses and Organizational and Offering Expenses during the Company’s early stages of operations;

WHEREAS, the Company and the Advisor previously entered into that certain First Amended Expense Support Agreement, dated November 11, 2013 (the “First Amended Agreement”), that certain Second Amended and Restated Expense Support Agreement, dated May 8, 2014 (the “Second Amended Agreement”) and that certain Third Amended and Restated Expense Support Agreement, dated December 16, 2014 (the “Third Amended Agreement”); and

WHEREAS, the Company and the Advisor now desire to amend certain provisions of the Third Amended Agreement pursuant to this Amendment to provide that certain provisions of Sections 2(c) and 3(c) of the Third Amended Agreement shall account for proceeds from any public offering or private placement of shares by the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1. Definition of the Offering. The defined term the “Offering” is hereby stricken from the first recital in the Third Amended Agreement.

2. Amendment to Section 2(c) of the Agreement. Section 2(c) of the Third Amended Agreement is hereby superseded and replaced in its entirety as follows:

Notwithstanding Section 1 of this Agreement, in the fourth calendar quarter of 2014, the Company paid approximately $350,000 in Organizational and Offering Expenses, which payment, for the avoidance of doubt, was not an Expense Payment under this Agreement and for which the Company was not entitled to reimbursement from the Advisor. Thereafter, the Company does not anticipate paying any additional Organizational and Offering Expenses, and any Organizational and Offering Expenses not incurred and paid by the Company shall be incurred and paid by the Advisor and shall be deemed Expense Payments under this Agreement, subject to the Expense Payment Limit and the Gross Proceeds Limit pursuant to Section 1 hereof. In the event that the Company, as opposed to the Advisor, elects to incur and pay any additional Organizational and Offering Expenses in the future, the Parties hereto will amend this Agreement as is appropriate to reflect the Company’s payment of such additional Organizational and Offering Expenses. Notwithstanding anything to the contrary, in no event will the amount of Organizational and Offering Expenses incurred and paid by the Company (and not reimbursed by the Advisor) cause the Company’s total Organizational and Offering Expenses to exceed 15% of aggregate Gross Proceeds from the sale of Shares in a Public Offering.

3. Amendment to Section 3(c) of the Agreement. Section 3(c) of the Third Amended Agreement is hereby superseded and replaced in its entirety as follows:

The amount of the Reimbursement Payment for any calendar quarter in which a Reimbursement Payment is required shall equal the lesser of (i) $250,000 (as adjusted pursuant to this Section 3(c), the “Maximum Reimbursement”) and (ii) the aggregate amount of all Expense Payments made by the Advisor prior to the last day of such calendar quarter that have not been previously reimbursed by the Company to the Advisor; provided, however, that (1) the amount of the Maximum Reimbursement will be increased (x) from $250,000 to $325,000 commencing with the calendar quarter immediately following the calendar quarter in which the Company raises $850 million in Gross Proceeds, and (y) from $325,000 to $400,000 commencing with the calendar quarter immediately following the calendar quarter in which the Company raises $1.9 billion in Gross Proceeds, and (2) the amount of any Reimbursement Payment shall be reduced by an amount necessary to ensure that (x) such Reimbursement Payment will not cause the aggregate Organizational and Offering Expenses paid by the Company to exceed 15% of the Gross Proceeds from the sale of Shares in a Public Offering as of the date of the Reimbursement Payment, and (y) the Company’s ability to qualify and maintain its qualification as a REIT for federal tax purposes is not adversely affected. In the event that a Reimbursement Payment is reduced pursuant to this Section 3(c), such Reimbursement Payment shall remain subject to reimbursement by the Company to the Advisor in a future quarter pursuant to this Section 3. For the avoidance of doubt, (i) the amount of the Reimbursement Payment paid in any calendar quarter pursuant to this Section 3(c) will not be aggregated with the Company’s cumulative Total Operating Expenses for any four consecutive calendar quarters that includes the calendar quarter in which such Reimbursement Payment is paid, and instead, the amount of the unreimbursed Expense Payment(s) comprising such Reimbursement Payment shall have been previously aggregated with the Company’s cumulative Total Operating Expenses for the four calendar quarter period(s) ending with the calendar quarter(s) in which such Expense Payments were originally incurred (the “Prior 2%/25% Periods”), and (ii) if an unreimbursed Expense Payment incurred during a Prior 2%/25% Period exceeded the 2%25% Guidelines for such Prior 2%/25% Period, the amount of such excess will only be reimbursed pursuant to this Section 3(c) to the extent that the Company’s independent directors previously approved such excess with respect to the applicable Prior 2%/25% Period.

4. Agreement. Except as amended herein, the Third Amended Agreement shall remain in full force and effect.

5. Miscellaneous.

(a)    The captions of this Amendment are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)    This Amendment, together with the Third Amended Agreement and the Advisory Agreement, contains the entire agreement of the Parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Amendment may be executed by any of the Parties hereto, this Amendment shall be construed in accordance with the laws of the State of New York. Nothing in this Amendment shall be deemed to require the Company to take any action contrary to the Company’s Articles of Amendment and Restatement or Bylaws, as each may be amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(c)    If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Amendment shall not be affected thereby and, to this extent, the provisions of this Amendment shall be deemed to be severable.

(d)    The Company shall not assign this Amendment or any right, interest or benefit under this Amendment without the prior written consent of the Advisor.

(e)    This Amendment shall only be amended in writing by the mutual consent of the Parties. This Amendment may be executed by the Parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to the Third Amended and Restated Expense Support Agreement to be executed by their duly authorized representatives as of the date first written above.
RREEF PROPERTY TRUST, INC.

By:  /s/ James N. Carbone
James N. Carbone
Chief Executive Officer and President

By: /s/ Julianna S. Ingersoll
Julianna S. Ingersoll
Chief Operating Officer and Vice President

RREEF AMERICA L.L.C.

By:  /s/ W. Todd Henderson

By:  /s/ Marc L. Feliciano

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